Exhibit 99.1

Acquisition of Chinese Digital Information Company to Enter Douyin

(Chinese Tiktok) Live Sales Market

TAIPEI, TAIWAN / ACCESSWIRE / June 7, 2023 / Nocera, Inc. (NASDAQ:NCRA) ("Nocera" or the "Company"), a fully integrated sustainable seafood company focusing on manufacturing and operating land-based Recirculatory Aquaculture Systems (“RASs”), today announced its acquisition of 100% of the issued and outstanding shares of stock of Zhe Jiang Xin Shui Hu Digital Information, Ltd. (“Xin Shu Hu or XSH”), a Chinese corporation located Hang Zhou City of China. The purchase price of the acquisition was 1.5 million shares of Nocera common stock.

Xin Shui Hu, a well-established mobile live stream company, is engaged in sales of seafood related merchandise through its Douyin accounts by having famous chefs perform live stream cooking shows. It is similar to selling through the home shopping network via 5G mobile network using one’s phone.

This acquisition is part of Nocera's vertical integration effort of expanding and selling seafood into the business-to-consumer market to earn a better price point. Xin Shui Hu not only earns sales revenue but also sponsorship from brand products and advertising revenue and tipping from fans.

CEO Commentary

Jeff Cheng, Nocera’s Chief Executive Officer, commented, “This acquisition is our first step and first platform entering the Douyin Sales Market. We will continue to acquire new accounts with fans over 100 million or more and our target is 100 chefs and 100 Douyin accounts by the end of 2023.”

About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculation aquaculture systems for both fresh and saltwater fish and invests in fish farms by building high-tech RASs. The Company’s main business operation consists of the design, development, and production of large-scale RASs fish tank systems, (aquaculture) for fish farms along with expert consulting, technology transfer, and aquaculture project management services to new and existing aquaculture facilities and operators. For more information, please visit the company’s website at www.nocera.company.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions as they relate to Nocera are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. Nocera is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:

Hanover Int’l

Jh@hanoverintlinc.com